UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2023

BBX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	000-56177	82-4669146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In October 2020, Renin Canada Corp. and Renin US LLC, each of which is a wholly-owned subsidiary of Renin Holdings, LLC (“Renin”),  a wholly-owned subsidiary of BBX Capital, Inc. (“BBX Capital” or the “Company”), entered into a credit agreement (the “TD Bank Credit Facility” or the “credit facility”) with The Toronto-Dominion Bank (“TD Bank”) which included a term loan with an initial principal balance of $30.0 million (the "Term Loan") and a revolving line of credit of up to $20.0 million. Pursuant to the terms of the credit facility, Renin guaranteed the obligations of the borrowers under the credit facility, and the credit facility is collateralized by all of Renin’s assets. In addition, the Company entered into a Pledge Agreement pursuant to which it has pledged all of its membership interests in Renin as security for the borrower’s obligations under the credit facility. As previously disclosed, the credit facility was subject to amendments in fiscal 2021 and 2022 which, among other things, (i) provided a temporary expansion of the availability under the revolving line of credit from $20.0 million to $24.0 million through December 31, 2022, (ii) provided temporary relief from certain of the financial covenants under the credit facility, (iii) included an additional financial covenant requiring Renin to meet certain minimum levels of specified operating results through December 2022, (iv) modified the interest rates applicable to borrowings under the facility, and (v) waived certain breaches of financial covenants under the credit facility. Furthermore, upon the execution of the amendment to the credit facility in May 2022, Renin issued a $13.5 million promissory note to BBX Capital, and pursuant to the terms of the amendment, BBX Capital funded $8.5 million of the note to Renin in May 2022 and funded the remaining $5.0 million of the note to Renin prior to May 31, 2022. BBX Capital and Renin entered into a subordination, assignment, and postponement agreement with TD Bank that requires all present and future loans or advances (including the $13.5 million promissory note) from BBX Capital to Renin be subordinated and postponed until the TD Bank Credit Facility has been paid or satisfied in full.

As of June 30, 2022 and continuing through January 2023, Renin was not in compliance with the financial covenants under the credit facility which required Renin to meet certain minimum levels of specified operating results, and while TD Bank continued to allow Renin to utilize its revolving line of credit, TD Bank sent formal notices of default to Renin between August 2022 and January 2023. On February 3, 2023, the credit facility was further amended effective January 31, 2023 to, among other things: (i) temporarily increase the availability under the revolving line of credit from $20.0 million to $22.0 million from January 1, 2023 through December 31, 2023, (ii) require $8.0 million of funding from BBX Capital (including amounts funded by BBX Capital during the period from December 2022 through the date of the amendment) to provide Renin funds to prepay the Term Loan by no less than $1.5 million and to provide additional working capital to Renin, (iii) waive Renin’s non-compliance with the financial covenants under the facility through the date of the amendment, (iv) establish a financial covenant requiring Renin to meet minimum levels of specified operating results from January 2023 through December 2023, (v) redefine the maximum total leverage ratio financial covenant under the credit facility and waive the requirement to comply with the covenant until January 1, 2024, (vi) waive the requirement to comply with the fixed charge coverage ratio financial covenant until January 1, 2024, and (vii) amend the modification period to the later of December 31, 2023 or upon Renin’s compliance with specified financial covenant ratios. The amendment also reduced the interest rates on amounts outstanding under the credit facility during the modification period to (i) the Canadian Prime Rate plus a spread of 2.875% per annum, (ii) the United States Base Rate plus a spread of 2.50% per annum, or (iii) Term SOFR or Canadian Bankers’ Acceptance Rate plus a spread of 4.375% per annum. Under the terms of the amendment, the Term SOFR Rate for loans with one to six-months terms are also subject to an additional credit spread adjustment of 10 to 25 basis points per annum. However, the amendment also increased the interest rates on amounts outstanding under the credit facility during any periods in which the loan is in default by 50 basis points per annum.

In December 2022, BBX Capital contributed $1.0 million of capital to Renin, and in connection with the execution of the amendment, BBX Capital contributed $7.0 million of additional capital to Renin pursuant to the terms of the amendment. Renin elected to use a portion of such funds to prepay $2.5 million of the Term Loan.

The foregoing description of the amendment to the TD Bank Credit Facility is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the amendment to the TD Bank Credit Facility, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

d) Exhibit.

10.1	Fifth Amendment to 2020 TD Bank Credit Facility Agreement, dated as of February 3, 2023, by and among Renin Canada Corp., Renin US LLC, and Toronto-Dominion Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2023
BBX Capital, Inc.

By:	/s/ Brett Sheppard
Brett Sheppard
Chief Financial Officer